STOCK OPTION AGREEMENT

                  STOCK OPTION AGREEMENT (this "Agreement") made as of January 7, 1998, between SYNETIC, INC., a Delaware corporation (the "Company"), and DAVID C. AMBURGEY ("Optionee").

                                     RECITAL

                  The Company desires to provide Optionee with an opportunity to acquire shares of Common Stock (as defined below) of the Company. As a result, the Company has elected to issue to Optionee an option to acquire 25,000 shares of its Common Stock and intends that such option comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                   AGREEMENTS

                  In consideration of the Recital (which is incorporated by reference) and the mutual covenants of this Agreement, the Company and Optionee agree as follows:

                  1. Confirmation of Grant of Option. Pursuant to a determination by the Stock Option Committee of the Board of Directors of the Company (the "Board"), effective as of April 15, 1998 (the "Vesting Date"), the Company hereby confirms that Optionee has been granted, subject to the terms of this Agreement, the right (the "Option") to purchase 25,000 shares of Common Stock of the Company ("Common Stock"). All of the shares hereunder are hereinafter referred to as "Shares". Said number of Shares subject to the Option may be adjusted as provided in Section 9.

                  As used herein, "Committee" shall mean the Stock Option Committee of the Board (and any successor committee appointed by the Board).

                  2. Exercisability of Option.

                  2.1. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.4 and 2.5), the Option shall become exercisable:

                  2.1.1. with respect to 20% of the Shares, on and after the first anniversary of the Vesting Date;

                  2.1.2. with respect to an additional 20% of the Shares, on and after the second anniversary of the Vesting Date;

                  2.1.3. with respect to an additional 20% of the Shares, on and after the third anniversary of the Vesting Date;


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                  2.1.4. with respect to an additional 20% of the Shares, on and after the fourth anniversary of the Vesting Date; and

                  2.1.5. with respect to the remainder of the Shares, on and after the fifth anniversary of the Vesting Date.

                  2.2. The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  2.2.1. The tenth anniversary of the Vesting Date; or

                  2.2.2. Subject to the provisions of Sections 2.3 and 2.4 below, 30 days following the date of termination of Optionee's status as an employee of the Company for any reason in the case of the vested portion of the Option (or the date on which a portion of the Option vests pursuant to Section 2.5) and immediately following such date of termination in the case of the unvested portion of the Option.

                  2.3. If Optionee's employment is terminated by the Company for Cause (as defined in this Section 2.3), the Option (both vested and non-vested) shall expire on the date of termination. For purposes of this section of this Agreement, the term "Cause" shall mean any of the following:

                  (a) A willful failure of the Optionee to perform his duties;

                  (b) Any willful misconduct by the Optionee relating, directly or indirectly, to the Company or any of its Affiliates, or any breach by the Optionee of any material policy of the Company or any of its Affiliates, as reasonably determined by the Board;

                  (c) Any breach by the Optionee of any material provision contained in his Key Employee Agreement with the Company, as reasonably determined by the Board; or

                  (d) Any willful violation by the Optionee of any federal or state law or regulation applicable to the business of the Company or any of its Affiliates, or the Optionee's commission of a common law fraud or conviction of a felony crime involving moral turpitude.

                  2.4. If Optionee terminates his employment for any reason, the Option (both vested and non-vested) shall expire on the date of termination.

                  2.5. Notwithstanding any other provision of this Agreement, the Committee may determine that the Option shall become exercisable in full or in part, whether or not it is then exercisable, upon such circumstances or events as the Committee determines, in its sole discretion, merits special consideration.


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                  2.6. Notwithstanding anything to the contrary contained
herein, in no event shall the Option be exercisable after the expiration of ten years from the Vesting Date.

                  3. Method of Exercise of Option. The Option may be exercised by Optionee (or by Optionee's personal representatives or heirs at law, as provided in Section 2, but by no other person) as to all or (at Optionee's election) part of the Shares as to which the Option is then exercisable (that is, vested) under Section 2 by giving written notice of exercise to the Company at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares (as determined pursuant to Section 4) together with any amount required for payroll withholding tax under all applicable federal, state or local laws or regulations. The failure to exercise the Option, in whole or in part, as to any vested exercise rights shall not constitute a waiver of these rights. The Company shall cause certificates for the Shares so purchased to be delivered to Optionee or Optionee's personal representatives or heirs at law, at its principal business office, against payment in full of the Option price for such Shares (as determined pursuant to Section 4), as soon as practicable following receipt of the notice of exercise and the applicable purchase price. The Option price shall be paid in United States dollars in the form of cash, certified check or bank draft, or (if the Shares of Common Stock of the Company are then publicly traded) in fully paid Shares of Common Stock of the Company, that have been held by the Optionee for a period of at least six months (valued for this purpose at their then fair market value determined by the Committee), consistent with practices permitted by the Committee or a combination of the two.

                  4. Option Price. Subject to adjustment as provided in Section 9, the exercise price of the Shares covered by this Agreement shall be $36.875 per Share.

                  5. Non-Transferability of Option. The Option is not assignable or transferable except by will or by the laws of descent and distribution and the Option may not be exercised other than by the Optionee or, after the death of the Optionee, by the Optionee's personal representative, heirs or legatees; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of the Option to the Optionee's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as permitted in the preceding sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to levy, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate the Option contrary to the provisions of this Agreement, and any levy, attachment or similar process upon the Option shall be null and void and without effect, and the Board or the Committee may, in its discretion, upon the happening of any such event, terminate the Option as of the date of such event.

                  6. No Rights Prior to Issuance of Shares. The holder of the Option shall not have any rights to dividends nor any other rights of a shareholder with respect to the Shares covered by the Option until the Shares have been issued (as evidenced by the appropriate entry on the books of the transfer agent of the Company) following exercise of the

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Option prior to its termination.

                  7. Restrictions on Exercise and on Common Stock.

                  7.1. The Shares issued upon exercise of the Option shall be issued only to Optionee or a person permitted to exercise the Option pursuant to
Section 2.3.

                  7.2. The Option shall not be exercisable, in whole or in part, until such time as the Shares are registered by the Company on a Form S-8.

                  7.3. The Company may require the Optionee to represent to the Company, in writing, when the Option is exercised, that the Optionee is exercising the Option for the Optionee's own account for investment only and not with a view to distribution and that the Optionee will not make any sale, transfer or other disposition of any Shares purchased except (i) pursuant to a registration statement filed under the Securities Act of 1933 as amended, which the Securities and Exchange Commission has declared effective, (ii) pursuant to an opinion of counsel satisfactory in form and substance to the Company that the sale, transfer or other disposition may be made without registration, or (iii) pursuant to a "no action" letter issued to the Optionee by the Securities and Exchange Commission. The Company may require each share certificate representing Shares to bear a legend stating that the Shares evidenced thereby may not be sold or transferred except in compliance with the Securities Act of 1933, as amended, and the provisions of this Agreement. Notwithstanding anything contained herein to the contrary, the Option shall not be exercisable at a time when the exercise thereof may result in the violation of any law or governmental order or regulation.

                  8. Right to Terminate Employment. This Agreement does not constitute a contract of, or an implied promise to continue, Optionee's employment or status with the Company or any subsidiary of the Company; and nothing contained in this Agreement shall confer upon Optionee the right to continue such employment or status; nor does this Agreement affect the right of the Company to terminate Optionee's employment at any time. Optionee shall have no rights in the benefits conferred by the Option or in any Shares except to the extent the Option is exercised while vested and prior to termination. Termination of the Option by reason of termination of employment shall give no rise for any claim for damages by Optionee under this Agreement and shall be without prejudice to any rights or remedies which the Company or any subsidiary of the Company may have against Optionee.

                  9. Adjustment.

                  9.1. In the event of any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Company, or any other recapitalization of the Company, or any business combination or other transaction involving the Company, which shall substantially affect the rights of holders of Common Stock, the Board or the Committee shall make such appropriate adjustments to the number of Shares and price per Share covered by the Option, and any other rights under the Option, as deemed appropriate by the Board or the Committee, as the case may be (whose good faith determination shall be absolute and

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binding upon Optionee), to provide Optionee with a benefit equivalent to that to which Optionee would have been entitled if such event had not occurred.

                  9.2. In case the Company is merged or consolidated with another corporation, or in case of a reorganization of the Company, the Board or the board of directors of any corporation assuming the obligations of the Company hereunder shall either (i) make appropriate provisions for the protection of any outstanding portion of the Option by the substitution on an equitable basis of appropriate securities of the Company, or appropriate securities of the merged, consolidated, or otherwise reorganized corporation, or the appropriate adjustment in the option price, or both, or (ii) give written notice to the Optionee that his Option must be exercised, to the extent then exercisable, within 60 days of the date of such notice or the Option will terminate, and to the extent that the Option is not exercised within such 60-day period it shall terminate and be of no further effect.

                  10. Taxes. If the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option, the Company shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Optionee. In any event, the Optionee shall either (i) make available to the Company, promptly when requested by the Company, sufficient funds to meet the requirements of such withholding, or (ii) to the extent permitted by the Committee, irrevocably authorize the Company to withhold from the Shares otherwise issuable to the Optionee as a result of such exercise a number of Shares having a fair market value, as of the date the withholding tax obligation arises (the "Tax Date") which alone, or when added to funds paid to the Company by the Optionee, equal the amount of the minimum withholding tax obligation (the "Withholding Election") and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company out of any funds or property due or to become due to the Optionee. An Optionee's Withholding Election may only be made prior to the Tax Date and may be disapproved by the Committee. The Committee may establish such rules and procedures as it may deem necessary or advisable in connection with the withholding of taxes relating to the exercise of the Option.

                  11. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Company shall be addressed to it at its principal office, attention of the Chief Financial Officer, with a copy to the Company's General Counsel. Each notice to Optionee (or other person or persons then entitled to exercise the Option) shall be addressed to Optionee (or such other person or persons) at Optionee's most recent address on the books of the Company. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect. Each notice shall be deemed to have been given on the day it is received.

                  12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. Rights granted to the Company under this Agreement shall be binding upon Optionee's personal representatives and heirs at law.


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                  13. Source of Rights. This Agreement shall be the sole and exclusive sources of any and all rights which Optionee, and Optionee's personal representatives or heirs at law, may have in respect of the Option as granted hereunder.

                  14. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  15. Interpretation and Construction. The Option shall be administered by the Committee. The Committee shall have authority to interpret and construe the terms of the Option, to make all determinations necessary or advisable for the administration of the Option (including determinations relating to the delivery of Shares of Common Stock in payment of the purchase price of the Shares covered by the Option and any tax withholding obligations, subject to compliance with any applicable rules promulgated under Section 16 of the Exchange Act). The good faith interpretation and construction by the Board or by the Committee of any provision of this Agreement shall be final and conclusive and binding on the parties hereto.

                  16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

                  17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to any principles of conflict of laws.

                                    EXECUTION

                  The parties signed this Agreement as of the day and year first above written, whereupon it became binding in accordance with its terms.

                                        SYNETIC, INC.


                                        By: _________________________
                                            Charles A. Mele
                                            Executive Vice President
                                            and General Counsel




                                        _____________________________
                                              David C. Amburgey




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